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                                                                     Exhibit 5.0



May 2, 2000



Board of Directors
Fuel-Tech N.V.
Castorweg 22-24
Curacao Netherlands Antilles

Dear Sirs:


This opinion is rendered in connection with the registration on Form S-8 ("the Registration Statement") of 1,600,000 shares of Common Stock (the "Shares") of Fuel-Tech N.V. (the "Company") pursuant or subject to the 1993 Incentive Plan of the Company as amended through June 5, 1998. In rendering this opinion I have reviewed the Articles of Incorporation of the Company, as amended, and such other documents as I deemed relevant in the circumstances.

In my opinion such of the Shares as are to be issued under stock option agreements extant as of the date hereof have been duly authorized, and, when approved by resolution of the Board of Directors of the Company and covered by future stock option agreements, the remainder of the Shares shall have been duly authorized. Further, in my opinion, when payment of the exercise price is made to and certificates therefor are issued by the Transfer Agent and Registrar of the Company, the Shares evidenced by such certificates shall be validly issued and non-assessable.

I consent to the reference to this opinion in the Registration Statement and to its inclusion as an exhibit to the Registration Statement.


Very truly yours,


/s/ C.W. Grinnell
-------------------------------
Charles W. Grinnell
Vice President, General Counsel
   & Corporate Secretary